THOMAS G. KIMBLE & ASSOCIATES
                311 South State Street, Suite 440
                   Salt Lake City, Utah 84111
                         (801) 531-0066



January 26, 2003

Board of Directors
Creative Enterprises International, Inc.
825 Lafayette Road
Bryn Mawr, PA 19010

Re:  Opinion and Consent of Counsel with respect to
     Registration Statement on Form SB-2
     SEC FILE NUMBER:	333-99733

TO WHOM IT MAY CONCERN:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to 787,500 Warrants and the underlying shares of Common Stock, $.001 par value to be offered and sold to the holders of the Warrants at a price of $3.50 per share. The Warrants are being distributed as a dividend with respect to the Common Stock of the Company to shareholders of record as of August 2, 2002. Also, 1,566,169 shares of Common Stock that are presently outstanding are proposed to be sold pursuant to the Registration Statement by certain stockholders for their own accounts. It is our opinion that (i) the presently outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, (ii) the Warrants are valid, legal and binding obligations of the Company, enforceable in accordance with their terms, and (iii) the underlying shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.

                              Sincerely yours,

                              THOMAS G. KIMBLE & ASSOCIATES


                              /s/Van L. Butler
                              Van L. Butler